UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2009

PACIFIC OFFICE PROPERTIES TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-9900	86-0602478
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

233 Wilshire Blvd. Suite 830 Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

(310) 395-2083
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

FHB Credit Facility

Pacific Office Properties, L.P., a Delaware limited partnership (the “Operating Partnership”), whose general partner is Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), has entered into a Credit Agreement with First Hawaiian Bank (the “Lender”) dated September 2, 2009 (the “FHB Credit Facility”).  The FHB Credit Facility provides the Operating Partnership with a revolving line of credit in the principal sum of $10 million, which is evidenced by a promissory note dated September 2, 2009 executed by the Operating Partnership in favor of the Lender (the “Promissory Note”).  Amounts borrowed under the FHB Credit Facility will bear interest at a fluctuating annual rate equal to the effective rate of interest paid by the Lender on time certificates of deposit, plus 1.00%.  The Operating Partnership is permitted to use the proceeds of the line of credit for working capital and general corporate purposes, consistent with its real estate operations, and for such other purposes as the Lender may approve.

The FHB Credit Facility matures on September 2, 2011.  As security for the FHB Credit Facility, Shidler Equities L.P. (“Shidler Equities”), a Hawaii limited partnership controlled by Jay H. Shidler, the chairman of the Company’s board of directors, has pledged to the Lender (the “Shidler Equities Pledge”) a certificate of deposit in the principal amount of $10 million (the “Certificate of Deposit”).

The FHB Credit Facility contains various customary covenants, including covenants relating to disclosure of financial and other information to the Lender, maintenance and performance of the Operating Partnership’s material contracts, maintenance by the Operating Partnership of adequate insurance, payment of the Lender’s fees and expenses, and other customary terms and conditions.  This description of the FHB Credit Facility and the Promissory Note is qualified in its entirety, and the terms therein are incorporated herein, by reference to the FHB Credit Facility filed as Exhibit 10.1 hereto and the Promissory Note filed as Exhibit 10.2 hereto.

Shidler Equities Indemnification Agreement

As a condition to the Shidler Equities Pledge, the Operating Partnership and Shidler Equities entered into an Indemnification Agreement, effective as of September 2, 2009 (the “Indemnification Agreement”), pursuant to which the Operating Partnership has agreed to indemnify Shidler Equities from any losses, damages, costs and expenses incurred by Shidler Equities in connection with the Shidler Equities Pledge.  In addition, to the extent that all or any portion of the Certificate of Deposit is withdrawn by the Lender and applied to the payment of principal, interest and/or charges under the FHB Credit Facility, the Operating Partnership has agreed to pay to Shidler Equities interest on the withdrawn amount at a rate of 7.00% per annum from the date of the withdrawal until the date of repayment in full by the Operating Partnership to Shidler Equities.  Pursuant to the Indemnification Agreement, the Operating Partnership has also agreed to pay to Shidler Equities an annual fee of 2.00% of the entire $10 million principal amount of the Certificate of Deposit. This description of the Indemnification Agreement is qualified in its entirety, and the terms therein are incorporated herein, by reference to the Indemnification Agreement filed as Exhibit 10.3 hereto.

Termination of Key Bank Facility

On September 3, 2009, the Operating Partnership terminated its credit facility with KeyBank National Association (the “KeyBank Credit Facility”), as discussed in Item 1.02 below.

Item 1.02. Termination of a Material Definitive Agreement

On September 3, 2009, the Operating Partnership, the Company, certain guarantors affiliated with the Company and with Jay H. Shidler, chairman of the Company’s board of directors, entered into a Termination and Release Agreement (the “Termination Agreement”) with KeyBank National Association (“KeyBank”) terminating the KeyBank Credit Facility.  The KeyBank Credit Facility provided for borrowings of up to $40 million, subject to the satisfaction of certain conditions, and was available through August 25, 2010.  In connection with the Termination Agreement, the Operating Partnership paid to KeyBank on September 3, 2009 a total payoff amount of $2,827,194.96, representing the total principal amount owed together with all accrued and unpaid contractual interest and fees, less a prorated amount of certain fees paid by the Operating Partnership in connection with the origination of the KeyBank Credit Facility.  KeyBank has released all claims to the assets held as security for the KeyBank Credit Facility, and KeyBank and the Operating Partnership have provided each other with a general release of all claims arising in connection with the KeyBank Credit Facility or any of the related loan documents.

Item 7.01     Regulation FD Disclosure.

On September 4, 2009, the Company issued a press release with respect to the execution of the FHB Credit Facility and the termination of the KeyBank Credit Facility.  A copy of the press release is attached as Exhibit 99.1.

The information furnished in this report under this Item 7.01, including the Exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference to such filing.

Item 9.01.                      Financial Statements and Exhibits.

(c)           Exhibits.  The following exhibits are filed herewith:

Exhibit No.	Description
10.1.	Credit Agreement dated as of September 2, 2009 between Pacific Office Properties, L.P. and First Hawaiian Bank
10.2	$10,000,000 Promissory Note dated September 2, 2009 issued by Pacific Office Properties, L.P. to First Hawaiian Bank
10.3	Indemnification Agreement dated as of September 2, 2009 between Pacific Office Properties, L.P and Shidler Equities L.P.
99.1	Pacific Office Properties Trust, Inc. Press Release dated September 4, 2009 (furnished pursuant to Item 7.01).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.

Dated: September 4, 2009	By:	/s/ Tamara G. Edwards
Tamara G. Edwards
Corporate Secretary